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                                                                  EXHIBIT 99.1

CONTACTS:

Linda Galloway
Apollo Associates
203 790 1591
lgalloway@apolloassociates.com

Dennis Brown
SkillSoft
603 324 3000
dbrown@skillsoft.com


                  SKILLSOFT APPOINTS ERNST & YOUNG AS AUDITORS



NASHUA, NH -- June 26, 2002 - SkillSoft Corporation (Nasdaq: SKIL), a leading provider of e-learning courseware and referenceware for business and IT professionals, today announced that its Board of Directors has appointed Ernst & Young LLP as the company's independent accountants, replacing Arthur Andersen LLP.

The decision to change auditors was not the result of any disagreement between SkillSoft and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Arthur Andersen has provided excellent services as independent accountants to SkillSoft since the company's inception, and SkillSoft has valued its relationship with the firm. The decision to change accountants was the result of Arthur Andersen's recent legal difficulties and the resultant personnel departures and Arthur Andersen's decision to discontinue its auditing practice by August 31, 2002.

ABOUT SKILLSOFT

With more than 500 corporate customers and 2.5 million licensed user seats, SkillSoft is a leading provider of comprehensive, integrated e-learning solutions for Global 2000 companies and government organizations. Customers receive comprehensive learning and performance support solutions for their workforce through SkillSoft's business skills library, comprised of more than 1,500 courses and simulations for global business markets, of which more than 650 are in U.S. English. The library, which includes more than 4,000 hours of interactive instruction, encompasses a wide array of business skills, such as management, leadership, communication, project management and customer service, as well as business subjects such as e-commerce, finance, marketing, sales, and strategy. The library also includes more than 12,000 learning objects, 3,000 job aids, 3,500 SkillBriefs.

SkillSoft's subsidiary, Books 24x7, offers subscription clients detailed online searches to more than 2,000 unabridged IT and business titles and 300,000 knowledge objects. Books24x7's patent-pending technology platform gives users the ability to perform multi-tier searches of the company's Referenceware:
ITPro, BusinessPro and OfficeEssentials. The Books 24x7 Referencware libraries include offerings from more than 80 publishers, including AMACOM, ASTD, Harvard Business School Publishing, McGraw-Hill, Microsoft Press, and Sybex and Wiley.

For more information, visit www.skillsoft.com.

SKILLSOFT, SKILLPORT, ROLEPLAY, SEARCH-AND-LEARN, E-LEARNING FOR THE KNOWLEDGE ECONOMY, NETUNIVERSITY, AND ACCELERATED PATH ARE TRADEMARKS AND/OR SERVICEMARKS OF SKILLSOFT CORPORATION. BOOKS24X7 AND REFERENCEWARE ARE SERVICEMARKS OF BOOKS24X7, INC.. ALL BRAND NAMES, TRADEMARKS, OR REGISTERED TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.